Exhibit 99.1

Crown Laboratories and Revance Announce Entry Into Merger Agreement

Combination provides opportunity to create a leading, innovative, high-growth aesthetics and skincare company

Brings together two high-quality, complementary product lines

Combined company’s flagship brands to include DAXXIFY® (toxin), the RHA® Collection (filler), SkinPen® (microneedling), PanOxyl® (acne), Blue Lizard® (sunscreen), and StriVectin® (anti-aging)

Opportunity for global commercialization capabilities with coverage of >10,000 medical professionals, mass retailers, specialty retailers, club retailers, and an ecommerce channel

New product flow potential through internal product development and an integrated manufacturing operation

Experienced leadership team that leverages the strength of both organizations

Johnson City and Nashville, Tenn. – August 12, 2024 — Crown Laboratories, Inc. (“Crown”), a privately held, global innovative leader in the skincare industry, and Revance Therapeutics, Inc. (“Revance”) (NASDAQ: RVNC), a biotechnology company aimed at setting the new standard in healthcare with innovative aesthetic and therapeutic offerings, today announced that they have entered into a merger agreement pursuant to which the companies seek to merge the two complementary organizations.

Under the terms of the agreement, which has been unanimously approved by Revance’s Board of Directors, Crown will commence a tender offer to acquire all outstanding shares of Revance’s common stock for $6.66 per share in cash, representing a total enterprise value of $924 million. The purchase price represents a premium of 89% over Revance’s closing market price on August 9, 2024, and a 111% premium to Revance’s 60-day volume-weighted average price.

“This is a significant step forward in Crown’s vision to become a fully integrated global aesthetics and skincare company, bringing innovative solutions to physicians, patients and consumers in the incredibly dynamic aesthetics and skincare market,” said Jeff Bedard, founder and Chief Executive Officer of Crown. “Revance has an impressive track record in developing innovative aesthetics offerings that will complement Crown’s innovative line of skincare products. As a combined company, we have the opportunity to create a comprehensive portfolio of high-growth products for all stages of life, and we will be committed to investing in education, training, and practice support for aesthetics providers across the United States.”

Upon completion of the transaction, Crown Laboratories expects to be one of the leading global aesthetics and skincare companies in an attractive, high-growth market, with an industry-leading portfolio of 10+ cutting-edge skin health and aesthetic brands, and one of the largest distribution footprints in skincare across medical, retail and e-commerce channels.

Mark J. Foley, President and Chief Executive Officer of Revance said, “Over the past several years, Revance has brought to the market innovative aesthetic and therapeutic offerings that have elevated patient and physician experiences. We are excited about this transaction and to be joining forces with Crown Laboratories, which will enable us to broaden our provider network as well as provide us with an expanded portfolio of products. We also believe that the merger provides substantial value for our stockholders. Crown shares our commitment to innovation and scale and will help us accelerate our growth. Scale and product breadth are important factors in the markets in which we compete and, by combining with Crown, we will be able to offer our customers a more compelling range of products and services while, at the same time, benefiting from the combined strength of our collective commercial organizations.”

Transaction Details

The transaction is expected to close by year end. Following completion of the merger, Revance will be wholly owned by Crown and Revance’s stock will no longer be publicly traded on Nasdaq.

The transaction is subject to stockholders validly tendering shares representing at least a majority of the voting power of Revance, required regulatory approvals and other customary closing conditions.

Following the successful closing of the tender offer, Crown will acquire any shares of Revance that are not tendered in the tender offer through a second-step merger for the same consideration as paid in the tender offer.

Revance’s Board of Directors unanimously recommends that Revance’s stockholders tender their shares in the tender offer.

Further information regarding the terms and conditions in the definitive transaction agreement will be provided in the tender offer materials on Schedule TO and Schedule 14D-9, which will be filed with the U.S. Securities and Exchange Commission in connection with the transaction.

Advisors

Centerview Partners LLC is serving as exclusive financial advisor for Revance; Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor for Revance.

PJT Partners is serving as financial advisor to Crown; Kirkland & Ellis LLP and Lowenstein Sandler LLP are serving as legal advisors to Crown.

About Crown Laboratories

Crown, a privately held, fully integrated global skincare company, is committed to developing and providing a diverse portfolio of aesthetic, premium and therapeutic skincare products that improve the quality of life for its consumers throughout their skincare journey. An innovative company focused on skin science for life, Crown’s unyielding pursuit of delivering therapeutic excellence and enhanced patient outcomes is why it has become a leader in Dermatology and Aesthetics. Crown has been listed on the Inc.

5000 Fastest Growing Privately Held Companies List for 11 years and has expanded its distribution to over 50 countries. For more information, visit www.crownlaboratories.com.

The “Crown” logo, PanOxyl and Blue Lizard are registered trademarks of Crown Laboratories, Inc. SkinPen and StriVectin are registered trademarks of Bellus Medical, LLC and StriVectin Operating Company, Inc., respectively.

About Revance

Revance is a biotechnology company setting the new standard in healthcare with innovative aesthetic and therapeutic offerings that enhance patient outcomes and physician experiences. Revance’s portfolio includes DAXXIFY (DaxibotulinumtoxinA-lanm) for injection and the RHA Collection of dermal fillers. RHA® technology is proprietary to and manufactured in Switzerland by Teoxane SA. Revance has partnered with Teoxane, SA to supply HA fillers for U.S. distribution. Revance has also partnered with Viatris Inc. to develop a biosimilar to onabotulinumtoxinA for injection and Shanghai Fosun Pharmaceutical to commercialize DAXXIFY in China. Revance’s global headquarters and experience center is located in Nashville, Tennessee. Learn more at Revance.com, RevanceAesthetics.com, DAXXIFY.com, HCP.DAXXIFYCervicalDystonia.com, or connect with us on LinkedIn.

“Revance”, the Revance logo, and DAXXIFY are registered trademarks of Revance Therapeutics, Inc.

Resilient Hyaluronic Acid® and RHA are trademarks of TEOXANE SA.

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Contacts

Media:

Alecia Pulman

ICR

Crown@icrinc.com

Investors:

Laurence Watts

NewStreet

laurence@newstreetir.com

Additional Information and Where to Find It

The tender offer described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Revance Therapeutics, Inc. The solicitation and the offer to buy shares of Revance’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Crown Laboratories and its acquisition subsidiary intends to file with the Securities and Exchange Commission (SEC). In addition, Revance will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, such documents will be mailed to the stockholders of Revance free of charge and investors will also be able to obtain a free copy of these materials (including the tender offer statement, Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement) and other documents filed by Crown Laboratories and Revance with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Revance under the “News” section of Revance’s website at www.revance.com. The information contained in, or that can be accessed through, Revance’s or Crown’s website is not a part of, or incorporated by reference herein.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), INCLUDING TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT OF REVANCE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements.” The use of words such as “anticipates,” “hopes,” “may,” “should,” “intends,” “projects,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to Revance’s and Crown’s future financial performance, business prospects and strategy, expectations with respect to the tender offer and the Merger, including the timing thereof and Revance’s and Crown’s ability to successfully complete such transactions and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the Merger, including, among other things, regarding how many of Revance stockholders will tender their shares in the tender offer, the possibility that competing offers will be made, the ability to obtain requisite regulatory approvals, the ability to satisfy the conditions to the closing of the tender offer and the Merger, the expected timing of the tender offer and the Merger, the possibility that the Merger will not be completed, difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, the effect of the announcement of the tender offer and the Merger on Revance’s and Crown’s business relationships (including, without limitations, partners and customers), the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of Revance and Crown, and other circumstances beyond Revance’s and Crown’s control. You should not place undue reliance on these forward looking statements. Certain of these and other risks and uncertainties are discussed in Revance’s and Crown’s filings with the SEC, including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) Crown and its acquisition subsidiary will file with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 the Company will file with the SEC, and Revance’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither Revance nor Crown undertakes any duty to update forward-looking statements to reflect events after the date of this press release.